EXHIBIT 99.1

Beck Elected Vice President and Corporate Controller of Russell Corporation

ATLANTA, July 27/PRNewswire-FirstCall/ — The Board of Directors for Russell Corporation (NYSE: RML) today elected Victoria W. Beck a vice president of the Company effective September 1, 2005. Beck joined Russell June 30, 2005 as corporate controller, transitioning into the position to replace Larry E. Workman who will be retiring at the end of 2005. Beck will report to Robert D. Koney, Jr., senior vice president and chief financial officer.

Beck began her career in 1982 as a senior auditor with Price Waterhouse in Atlanta. She joined Miller/Zell as controller in 1987. Beck worked as a consultant performing chief financial officer duties for several clients from 1995 until 1997 when she joined Healthronics Surgical Services. She joined Russell after having served as executive vice president and chief accounting officer for Healthronics.

A certified public accountant, Beck earned her B.S. degree in accounting from Georgia State University and is a member of the Georgia Society of CPAs.

About Russell Corporation

Russell Corporation is a leading branded athletic and sporting goods company marketing athletic apparel, uniforms, footwear and equipment for a wide variety of sports, outdoor and fitness activities. The Company’s major brands include Russell Athletic(R), JERZEES(R), Spalding(R), Brooks(R), Huffy Sports(R), Bike(R), Moving Comfort(R), AAI(R) and Mossy Oak(R). The Company’s common stock is listed on the New York Stock Exchange under the symbol RML and its web site address is http://www.russellcorp.com.

SOURCE Russell Corporation

CONTACT: Financial, Roger Holliday, +1-678-742-8181, or Media, Nancy Young, +1-678-742-8118, both of Russell Corporation